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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Fisbeck                          John                F.
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     (Last)                           (First)             (Middle)

     111 Monument Circle, Suite 4600
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     (Street)

     Indianapolis                     Indiana              46204
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     (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     WOW Entertainment, Inc. (WOWI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     June, 2001
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by more than One Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:     7.
                                       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                       Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security        Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
                                       D            19,007,585
Common Stock             6/26/01                                           $30,835  19,343,002     I         See Note 1
                                       V                            D
=======================================================================================================================

Explanation of Responses:
Note (1) David McLane is a former member of a control group with the Reporting Person and Carter Fortune. The Reporting Person may be deemed to be an indirect beneficial owner of the shares disposed of by Mr. McLane (19,007,585). As a member of a control group with Mr. Fortune, the Reporting Person may be deemed to be an indirect beneficial owner of the shares owned by Mr. Fortune (19,343,002). Neither the fact of this filing nor anything contained herein shall be deemed to be an admission that the Reporting Person is, for purposes of
Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/ John F. Fisbeck                                          July 10, 2001
---------------------------------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.